Exhibit 99.1

Notice of Blackout Period to Executive Officers and Directors of U.S. Bancorp

October 15, 2024

Federal securities laws require us to issue a notice to you when there are restrictions on you with respect to purchasing, selling or otherwise acquiring or transferring an interest in U.S. Bancorp common stock during a blackout period for the U.S. Bank 401(k) Savings Plan (the “401(k) Plan”).

As some of you may know, we are changing the 401(k) Plan recordkeeper and trustee and making some changes with respect to the available investment funds. The 401(k) Plan recordkeeper, trustee and investment option changes will necessitate a period of time during which participants in the 401(k) Plan will not be able to transfer assets from most funds to other funds, and will not be able to obtain loans, pay off loans, or take distributions (including hardship distributions). Most importantly for purposes of this notice, 401(k) Plan participants will not be able to direct or diversify investments in the 401(k) Plan’s U.S. Bancorp stock fund.

As a result of these changes, there will be restrictions on your trading of any U.S. Bancorp common stock that are expected to begin on December 24, 2024 and end during the week of January 12, 2025 (the “Blackout Period”). Please note that trading restrictions implemented because of the Blackout Period are in addition to any quarterly or other trading restrictions under U.S. Bancorp’s Insider Trading Policy.

As an executive officer or director of U.S. Bancorp, during the time period that participants are restricted from trading in their 401(k) Plan accounts, you are restricted from trading in U.S. Bancorp common stock. During the Blackout Period, you are prohibited from purchasing, selling or otherwise acquiring or transferring any U.S. Bancorp common stock (including exercising company stock options). These prohibitions apply to transactions by members of your immediate family who share your household, as well as by trusts, partnerships and other entities you control. The trading prohibition does not apply to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts, and transfers pursuant to a domestic relations order.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. You will be notified in the event that an extension of the Blackout Period is needed. Questions regarding this notice or the blackout period (including for a period of two years following the end of the blackout period, without charge, questions from stockholders or other interested parties regarding when the blackout period began and ended) may be directed to U.S. Bancorp, Attention: Kathryn Purdom, Corporate Secretary, at 800 Nicollet Mall, BC-MN-21SE, Minneapolis, Minnesota 55402 or (651) 466-3000.